Exhibit 23












                           Independent Auditors' Consent




To the Program Administrators of The Savings and Investment
Program for Employees of Union Carbide Corporation and
Participating Subsidiary Companies:



We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-58931) of Union Carbide Corporation of our report, dated
June 12, 1998, relating to the statement of net assets available for benefits of The Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997, and all related schedules, included in this annual report on Form 11-K.





                                        /s/KPMG PEAT MARWICK LLP



June 19, 1998
Stamford, Connecticut
















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